Press Release	Source: EnerJex Resources, Inc.

EnerJex Reaches 236 BOPDE With a Steady Drilling Program

Wednesday December 12, 8:00 am ET

Continuing its aggressive drilling and work-over program EnerJex has drilled 83 wells since April 2007

OVERLAND PARK, Kan., Dec. 12 /PRNewswire-FirstCall/ - EnerJex Resources, Inc. (OTC Bulletin Board: EJXR - News; "EnerJex") today reported an update to operating activity, completed by its wholly owned operating subsidiaries EnerJex Kansas (EJK) and DD Energy (DD), through the period ended November 30, 2007. EnerJex recently changed the name of its operating subsidiary, Midwest Energy, to EnerJex Kansas. DD was formed in August 2007 to acquire and operate certain leases in Eastern Kansas.

Steve Cochennet, EnerJex's Chairman and CEO, noted, "We are very pleased with the progress we made in November. Our field staff did an excellent job last month coordinating our drilling, completing wells, and bringing new wells on line. EnerJex's production for November was approximately 236 barrels per day equivalent (BOPDE). This is up from 208 BOPDE for the period ended October 31, 2007."

In addition, EJK last month drilled the first eight wells under EnerJex's agreement with Euramerica Energy, Inc. at the Gas City project near Iola, Kansas. Several of the new wells are in various stages of testing and completion. It is anticipated that three new gas wells will be online in December and two additional wells will be drilled in the month of December.

Operational Update By Area:

Black Oaks Project

EJK, through its operating partner MorMeg, LLC, has finished drilling 41 wells, bringing the total new well inventory to five injection wells and 36 producing wells. Of the 36 producing wells, 28 have been completed. In addition, all five injection wells have received state approval to begin water injection. Initial flow rates on injection wells started at 35-40 bbls/d injected and have increased to an average of 125 bbls/d injected. EJK does not anticipate a response to the secondary recovery development program until 2008.

Shallow Oil:

Thoren Project

In November, EJK finished drilling, completed, and brought on line eight producing wells. Since April 2007, EJK has drilled a total of 26 wells; 19 producers and seven injectors. All seven injection wells drilled have been approved by the Kansas Corporation Commission (KCC) and have been brought on-line. Drilling is planned to continue on the Thoren project through the remainder of the year and into 2008.

Tri-County Project

On September 14, 2007, EnerJex acquired nine leases in eastern Kansas. The wells currently produce approximately 45 BOPDE. The acquisition also included 100% working interest in and 1,100 gross acres of leaseholds with up to 100 additional drilling locations. In November, four new producing wells were drilled on two of the Tri-County leases. EJK plans to have these wells completed and online in December.

EJK has worked-over approximately 20 wells on selected leases inside the Tri-County project. Due to the positive response from this activity, EJK plans to continue a similar program on several more of the Tri-County leases.

DD Energy

Effective September 1, 2007, EnerJex acquired seven oil leases in eastern Kansas. The seven leases are in Johnson, Anderson and Linn counties in eastern Kansas and currently produce approximately 45 BOPDE. EnerJex purchased a 100% working interest in and 1,500 gross acres of leaseholds. Cornerstone Bank in Overland Park, Kansas provided bank financing as part of this acquisition.

In November, EJK drilled four new wells on one of the nine DD Energy leases. Two of the four wells have been brought online and EJK anticipates approval from the KCC in the next 30 days to begin injection for the two secondary recovery wells.

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted solely through EnerJex Kansas and DD Energy, its wholly owned operating subsidiaries, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: http://www.EnerJexResources.com.

Forward-Looking Statement

The statements in this press release regarding the BOPDE from EnerJex wells, number of current and anticipated wells, current operations, future outlook, and any other effects resulting from any of the above forward-looking statements involve risks and uncertainties. Such risks and uncertainties, include, but are not limited to: the continued production of oil at historical rates; costs of operations and development; delays, and any other difficulties related to producing oil; rig availability; price of oil; exploitation and exploration successes; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; actions taken and to be taken by the government as a result of political and economic conditions; future financial and operational results; competition; general economic, market or business conditions; and the ability to manage and continue growth. Although EnerJex believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Source: EnerJex Resources, Inc.